UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2013

Date of Report (Date of earliest event reported)

TITAN IRON ORE CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1735 E. Fort Lowell Road, Suite 9, Tucson, Arizona 85719

(Address of principal executive offices) (Zip Code)

(520) 898-0020

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Convertible Note with Asher Enterprises, Inc., and Promissory Note with JMJ Financial, and Grant of Stock Options

As of June 26, 2013, Titan Iron Ore Corp. (the “Company”) entered into a securities purchase agreement (the “Asher SPA”) with Asher Enterprises Inc. (“Asher”), pursuant to which the Company sold to Asher a $42,500 face value 8% Convertible Note (the “Asher Note”) with a term to March 20, 2014 (the “Asher Maturity Date”). Interest accrues daily on the outstanding principal amount of the Asher Note at a rate per annual equal to 8% on the basis of a 365-day year. The principal amount of the note and interest is payable on the Asher Maturity Date. The note is convertible into common stock beginning six months after the issue date (June 26, 2013) (the “Issue date”), at the holder’s option, at a 40% discount to the average of the five lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 130% if prepaid during the period commencing on the Issue Date through 60 days thereafter, (ii) 135% if prepaid 61 days following the closing through 90 days following the Issue Date, (iii) 140% if prepaid 91 days following the closing through 120 days following the Issue Date, (iv) 150% if prepaid 121 days following the Issue Date through 180 days following the Issue Date, and (v) 175% if prepaid 181 days following the Issue Date through the Asher Maturity Date. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 22% per annum and the note becomes immediately due and payable. Should that occur the Company is liable to pay the holder 150% of the then outstanding principal and interest. Asher does not have the right to convert the Note, to the extent that Asher and its affiliates would beneficially own in excess of 4.99% of our outstanding common stock. Asher has a right of first refusal to participate in future financings below $45,000 for a period of 12 months. The Company paid Asher $2,500 for its legal fees and expenses, and will pay a 3rd party broker a 10% commission on the net amount received from Asher.

As of June 26, 2013, the Company entered into a one year Promissory Note (the “JMJ Note”) with JMJ Financial (“JMJ”). The JMJ Note provides for tranches of financing of up to $275,000 in the aggregate and all amounts funded by JMJ bear a 10% Original Issue Discount (“OID”) fee , and are interest-free for 90 days from date of each funding, following which said amounts bear a one-time interest charge of 12%.  The Company has the right to prepay without penalty the amount of any funding within 90 days. JMJ has funded $75,000 at closing on June 26, 2013, (the “Initial Funding”). The parties must mutually agree on any additional amounts beyond the Initial Funding to be furnished under the provisions of the JMJ Note. The term of each funding under the JMJ Note is one year (the “JMJ Maturity Date”), upon which the outstanding principal amount for each funding is payable. Amounts funded plus OID and interest under the JMJ Note are convertible into common stock at any time after the issuance date, at the holder’s option, at a conversion price equal to the lesser of (i) $0.07, and (ii) 60% of the average of the two lowest closing prices in the 20 trading days previous to the conversion. JMJ does not have the right to convert the JMJ Note, to the extent that JMJ would beneficially own in excess of 4.99% of our outstanding common stock. The Company paid no legal fees, expenses, or commissions on the net amount received from JMJ.

The Company issued the Asher Note and the JMJ Note described herein and intends to issue shares of common stock described herein in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated under the Securities Act of 1933.

The full text of the forms of the Securities Purchase Agreements, the Notes, and related documents described above are attached hereto as Exhibits 10.1 through 10.3 below.

On June 26, 2013, the Company granted options to acquire up to a total of 1.7 million shares of common stock of the Company to certain officers, directors and employees. The options are immediately exercisable into common stock of our company at an exercise price per share of $0.067 for a period of ten years.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Exhibit Description
10.1	Securities Purchase Agreement with Asher Enterprises, Inc.
10.2	Convertible Note with Asher Enterprises, Inc.
10.3	Promissory Note with JMJ Financial

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN IRON ORE CORP.

Date: June 26, 2013	By:	/s/ Andrew Brodkey
Name: Andrew Brodkey
Title: CEO and President